As filed with the Securities and Exchange Commission on June 20, 2014

Registration No. 333-193236

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KineMed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8731	91-2104596
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5980 Horton Street Suite 470
Emeryville, California 94608
(510) 655-6525

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

David M. Fineman
Chief Executive Officer
KineMed, Inc.
5980 Horton Street Suite 470
Emeryville, California 94608
(510) 655-6525

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jon Layman William I. Intner Hogan Lovells US LLP 4085 Campbell Avenue Suite 100 Menlo Park, California 94025 (650) 463-4000	Ryan A. Murr Gibson, Dunn & Crutcher LLP 555 Mission Street Suite 3000 San Francisco, California 94105 (415) 393-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	$38,812,500	$4,999.05
Underwriters’ Warrants to purchase Common Stock(3)	$0	$0
Common Stock, underlying Underwriters’ Warrants(4)	$1,265,265	$162.97
Total	$40,078,125	$5,162.02

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and includes the offering price of shares of common stock that the underwriters have an option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price. The registrant previously paid the total amount of the registration fee.
(3)	In accordance with Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is required with respect to the warrants registered hereby.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. The proposed maximum aggregate offering price of the underwriters’ warrants is $1,265,265, which is equal to 125% of $1,012,500 (3% of $33,750,000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (this “Amendment”) to KineMed, Inc.’s Registration Statement on Form S-1 (Registration No. 333-193236) (the “Registration Statement”) does not modify any portion of the prospectus that forms a part of this Registration Statement. Accordingly, a prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates, except the SEC registration fee, the FINRA filing fee and the NASDAQ Global Market listing fee.

AMOUNT
SEC registration fee	$6,559
FINRA filing fee	8,139
NASDAQ Global Market listing fee	150,000
Accountants’ fees and expenses	150,000
Legal fees and expenses	2,250,000
Blue Sky fees and expenses	20,000
Transfer Agent’s fees and expenses	15,000
Printing and engraving expenses	60,000
Miscellaneous	40,302
Total	$2,700,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;
•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the

DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will be effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We are entering into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our amended and restated bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We are entering into an underwriting agreement, which provides for indemnification by the underwriters of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

The following lists set forth information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act (after giving effect to a 1-for-30 reverse stock split of our common stock and convertible preferred stock effected on June 5, 2014), and the consideration, if any, received by us for such securities:

(1)	Between August 23, 2011 and March 8, 2012, we issued and sold to accredited investors an aggregate of 1,666,607 shares of our Series BB convertible preferred stock in exchange for cash at a price per share of $3.00 for gross proceeds of $4.4 million. Each share of Series BB convertible preferred stock will convert into one share of our common stock upon completion of this offering.
(2)	Between August 20, 2013 and December 30, 2013, we issued and sold to accredited investors an aggregate of 1,866,666 shares of our Series CC convertible preferred stock in exchange for cash at a price per share of $4.50 for gross proceeds of $8.4 million. Each share of Series CC convertible preferred stock will convert into 1.2 shares of our common stock upon completion of this offering.
(3)	Between January 1, 2011 and May 31, 2014, we issued an aggregate of 435,638 shares of our common stock at prices ranging from $0.30 to $2.10 per share to certain of our employees and directors pursuant to the exercise of stock options under the 2001 Plan and the 2010 Plan.
(4)	Between December 3, 2012 and May 31, 2013, we issued convertible promissory notes to accredited investors for an aggregate principal amount of $3.5 million. On September 30, 2013, the notes automatically converted into shares of our Series CC convertible preferred stock.

(5)	Between December 3, 2012 and September 30, 2013, in connection with a bridge financing, we granted warrants to purchase 276,934 shares of our common stock at an exercise price of $4.50 per share, which are expected to remain outstanding upon completion of this offering.
(6)	Between May 31, 2013 and December 30, 2013, in connection with placement agent services rendered, we granted warrants to purchase 203,447 shares of our common stock at an exercise price of $4.50 per share, which are expected to remain outstanding upon completion of this offering.
(7)	Between August 23, 2011 and March 8, 2012, in connection with the Series BB convertible preferred stock offering, we granted warrants to purchase approximately 147,692 shares of our common stock issuable upon exercise of the warrants to accredited investors and placement agents at an exercise price of $3.00 per share, which will expire upon completion of this offering if not exercised.
(8)	On September 6, 2013, in connection with services rendered, we granted a warrant to purchase 3,333 shares of our common stock issuable upon exercise of the warrant to a service provider at an exercise price of $2.10, which will expire upon completion of this offering if not exercised.
(9)	Between June 6, 2011 and June 6, 2014, we have granted stock options to purchase an aggregate of 1,651,228 shares of our common stock with exercise prices ranging from $0.90 to $6.60 per share, to our employees, directors and service providers pursuant to the 2001 Plan and the 2010 Plan.

We deemed the offers, sales and issuances of the securities described in paragraphs (1) through (8) above to be exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, including for the securities described in paragraphs (1), (2) and (4) through (8), Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options described in paragraph (9) above and the issuance of shares discussed in paragraph (3) above, except to the extent described above as exempt pursuant to Section 4(a)(2) of the Securities Act, to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	The registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(2)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(3)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, in the State of California, on this 20th day of June, 2014.

KINEMED, INC.

By:	/s/ David M. Fineman David M. Fineman Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ David M. Fineman David M. Fineman	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 20, 2014
/s/ Marc K. Hellerstein, M.D., Ph.D. Marc K. Hellerstein, M.D., Ph.D.	President, Chief Scientific Officer and Director	June 20, 2014
/s/ Matthew M. Loar Matthew M. Loar	Chief Financial Officer (Principal Financial Officer)	June 20, 2014
/s/ Karen S. Carothers Karen S. Carothers	Vice President, Finance (Principal Accounting Officer)	June 20, 2014
* Charles J. Casamento	Director	June 20, 2014
* Robert E. Curry, Ph.D.	Director	June 20, 2014
* K. Peter Hirth, Ph.D.	Director	June 20, 2014
* James S. J. Manuso, Ph.D.	Director	June 20, 2014
* Henry C. Settle, Jr.	Director	June 20, 2014
*By:	/s/ David M. Fineman David M. Fineman Attorney-in-Fact

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
1.1	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation of the company, as currently in effect.
3.2#	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the company, dated as of June 5, 2014.
3.3#	Bylaws of the company, as currently in effect.
3.4#	Amended and Restated Certificate of Incorporation of the company, to be in effect immediately prior to the completion of this offering.
3.5	Amended and Restated Bylaws of the company, to be in effect immediately prior to the completion of this offering.
4.1	Specimen Common Stock Certificate of the company.
4.2#	Form of Warrant to purchase Common Stock in connection with the bridge loan financing in December 2012 and May 2013.
4.3#	Warrant to purchase Common Stock issued in connection with a placement agent agreement, dated as of May 31, 2013.
4.4#	Form of Warrant to purchase Common Stock issued in connection with a placement agent agreement dated as of December 30, 2013.
4.5	Form of Warrant Agreement issued to the underwriter (included in Exhibit 1.1).
5.1	Opinion of Hogan Lovells US LLP.
10.1(A)#	Investors’ Rights Agreement by and among the company and the investors named therein, dated as of January 9, 2009.
10.1(B)#	Amended and Restated Investors’ Rights Agreement by and among the investors named therein, dated as of October 21, 2010.
10.1#	Series CC Preferred Stock Investors’ Rights Agreement by and among the company and the investors named therein, dated as of August 20, 2013.
10.2+#	2001 Stock Option Plan.
10.3+#	Form of Option Agreement under 2001 Stock Option Plan.
10.4+#	2010 Equity Incentive Plan.
10.5+#	Form of Stock Option Agreement under 2010 Equity Incentive Plan.
10.6+#	2014 Omnibus Incentive Plan.
10.7+	Form of Incentive Stock Option Agreement under 2014 Omnibus Incentive Plan.
10.8+	Form of Non-Qualified Option Agreement under 2014 Omnibus Incentive Plan.
10.9+#	Form of Indemnification Agreement by and between the company and each of its directors and officers.
10.10†#	Exclusive License by and between the company and the Regents of the University of California, dated as of February 16, 2001.
10.11†#	Amendment #1 to the Exclusive License by and between the company and the Regents of the University of California, dated as of June 15, 2002.
10.12†#	Amendment #2 to the Exclusive License by and between the company and the Regents of the University of California, dated as of October 15, 2002.
10.13†#	Amendment #3 to the Exclusive License by and between the company and the Regents of the University of California, dated as of March 25, 2003.
10.14†#	Amendment #4 to the Exclusive License by and between the company and the Regents of the University of California, dated as of November 6, 2003.
10.15†#	Amendment #5 to the Exclusive License by and between the company and the Regents of the University of California, dated as of March 1, 2004.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
10.16†#	Amendment #6 to the Exclusive License by and between the company and the Regents of the University of California, dated as of September 22, 2005.
10.17†#	Amendment #7 to the Exclusive License by and between the company and the Regents of the University of California, dated as of April 11, 2011.
10.18†#	Collaboration and License Agreement by and between the company and Glaxo Group Limited, dated as of June 12, 2012.
10.19#	Office Lease by and between the company and Emery Station Associates II, LLC, dated as of May 5, 2002.
10.20#	First Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of June 27, 2003.
10.21#	Second Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of December 1, 2004.
10.22#	Revised Third Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of February 28, 2005.
10.23#	Revised Fourth Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of March 15, 2005.
10.24#	Fifth Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of August 31, 2008.
10.25#	Seventh Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of May 1, 2009.
10.26#	Eighth Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of July 31, 2010.
10.27#	Ninth Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of February 10, 2011.
10.28#	Tenth Amendment to Lease by and between the company and Emery Station Associates II, LLC, dated as of April 1, 2013.
10.29#	Lease by and between the company and E S East, LLC, dated as of October 20, 2010.
10.30#	First Amendment to Lease by and between the company and E S East, LLC, dated as of July 1, 2012.
10.31#	Second Amendment to Lease by and between the company and E S East, LLC, dated as of June 15, 2013.
10.32+	Non-Employee Director Compensation Policy.
10.33#	Form of Lock-Up Agreement.
10.34+#	Employment Agreement by and between the company and David M. Fineman.
10.35+#	Employment Agreement by and between the company and Marc K. Hellerstein, M.D., Ph.D.
10.36+#	Employment Agreement by and between the company and Patrick J. Doyle.
10.37+#	Employment Agreement by and between the company and Alexander J. Glass, Ph.D.
10.38+#	Employment Agreement by and between the company and Matthew M. Loar.
10.39#	Public Health Service Patent License Agreement by and between the company and National Institutes of Health, dated as of January 3, 2012.
10.40#	First Amendment to Public Health Service Patent License Agreement by and between the company and National Institutes of Health, dated as of September 30, 2013.
23.1#	Consent of OUM & Co. LLP.
23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
24.1#	Power of Attorney (included on the signature page to this registration statement).

#	Previously filed.

+	Indicates a management contract or compensatory plan.
†	Registrant has requested confidential treatment for certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. Omitted portions have been filed separately with the Securities and Exchange Commission.